Exhibit 23.2


              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of IKON Office Solutions, Inc. for the registration of shares of its $0.01 par value common stock issuable upon the conversion of IOS Capital, LLC 5% Convertible Subordinated Notes Due 2007 and to the incorporation by reference therein of our report dated October 25, 1999 (except for Note 17, as to which the date is November 24, 1999 and the fifth paragraph of Note 4, as to which the date is December 9, 1999), with respect to the consolidated financial statements of IKON Office Solutions, Inc. for the year ended September 30, 1999 included in its Current Report on Form 8-K dated July 31, 2002, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 31, 2002